                                                                      EXHIBIT 11

                        PFF BANCORP, INC. AND SUBSIDIARY


                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

The calculations of earnings per share of common stock are as follows for the year ended March 31, 1997.


                                             PRIMARY     FULLY DILUTED
                                             -------     -------------
                                (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Net Earnings...............................   $     2,732   $     2,732
                                              ===========   ===========

Weighted average number of common shares and equivalents outstanding:

Issued and outstanding.....................    19,837,500    19,837,500

Less:
Unearned ESOP shares and shares held
     by benefit plans.....................      1,811,326     1,811,326

Add:
Common stock equivalents due to dilutive
     effect of stock options...............        98,426       107,330
                                              -----------   -----------

Weighted average number of common shares
  and equivalents outstanding..............    18,124,600    18,133,504
                                              ===========   ===========

Earnings per share.........................   $      0.15   $      0.15
                                              ===========   ===========

Earnings per share is only meaningful for the year ended March 31, 1997, since the Company's common stock was issued March 28, 1996 in connection with the conversion of the Bank from the mutual to stock form of ownership.